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                     October 29, 2021

       Raluca Dinu
       Chief Executive Officer
       GigCapital4, Inc.
       1731 Embarcadero Road, Suite 200
       Palo Alto, California 94303

                                                        Re: GigCapital4, Inc.
                                                            Revised Preliminary
Proxy Statement on Schedule 14A
                                                            Filed October 27,
2021
                                                            File No. 001-40031

       Dear Dr. Dinu:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Technology
       cc:                                              Jeffrey C. Selman